Exhibit 23.7

Consent of Sutter Securities Incorporated

We hereby consent to the inclusion in the Prospectus/Proxy Solicitation Statement forming part of this Registration Statement on Form S-4 of IMH Financial Corporation of our opinion attached as Appendix F thereto and any amendments to the Registration Statement on Form S-4 and to the reference to such opinion and to our firm therein.  We also confirm the accuracy in all material respects of the description and summary of such fairness opinion and the description and summary of our analyses, observations, beliefs and conclusions relating thereto, set forth under the heading “Fairness Opinion of Sutter Securities” therein.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder.

Sutter Securities Incorporated

By:
Senior Managing Director

Dated: May 5, 2010